Exhibit 3.6

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

OF

TALLGRASS GP HOLDINGS, LLC

The undersigned, desiring to amend the Certificate of Formation of Tallgrass GP Holdings, LLC (the “Company”) pursuant to the provisions of Section 18-202 of the Delaware Limited Liability Company Act, does hereby certify as follows:

FIRST: The name of the Company is Tallgrass GP Holdings, LLC.

SECOND: Paragraph First of the Certificate of Formation is hereby amended as follows:

“FIRST. The name of the Company is Tallgrass Equity, LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 20th day of February, 2015.

TALLGRASS GP HOLDINGS, LLC

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer